PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (the "Agreement"), dated as of February 28, 2001, is made by and among Parkson Corporation, a Delaware corporation ("Purchaser"), Waterlink, Inc., a Delaware corporation ("Waterlink"), and Waterlink's wholly-owned subsidiary, Waterlink Separations, Inc., a Delaware corporation ("Seller" and, together with Waterlink, the "Seller Parties").

                               W I T N E S S E T H:
                               - - - - - - - - - -


         WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the business, assets and goodwill of Seller, except as otherwise provided in this Agreement, in exchange for cash and for the assumption of certain of Seller's liabilities and obligations, as expressly provided for in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                               PURCHASE OF ASSETS

Section 1.1 PURCHASE OF SELLER'S ASSETS.

         (a) On the terms and subject to the conditions of this Agreement, Seller shall convey, assign and transfer to Purchaser at the Closing (as defined in Section 1.7) all of Seller's right, title and interest in and to all of the assets, properties and rights of Seller on the Closing Date (as defined in Section 1.7) of every kind and description, wherever located, known or unknown, tangible or intangible, including, without limitation:

                  (i) all notes and accounts receivable, costs in excess of billings, deposits and other current assets, including without limitation, any trade accounts receivable with Subsidiaries (as defined in Section 7.1) of Waterlink, a true and complete list of which as of January 31, 2001 is set forth on SCHEDULE 1.1(a)(i).

                  (ii) all of Seller's leasehold interest in the real property listed on SCHEDULE 1.1(a)(ii), and the structures, improvements, buildings and fixtures located thereon;

                  (iii) all tangible personal property and all fixed assets, including machinery, equipment, computers, vehicles, furniture, office equipment (including telecommunications equipment and any associated phone numbers) and other tangible personal property used or held for use by Seller, a true and complete list of which as of January 31, 2001 is set forth on SCHEDULE 1.1(a)(iii), and any warranties or service contracts associated therewith;

                  (iv) all inventory, spare parts, supplies and tools, a summary of which as of January 31, 2001 is set forth on SCHEDULE 1.1(a)(iv);

                  (v) all of Seller's right, title and interest in and to the Contracts (as defined in Section 2.15) which are set forth on SCHEDULE 2.15(a), except as otherwise indicated therein, and all other Contracts of the type described in Section 2.15(a)(i) or 2.15(a)(ii) (collectively, the "Assumed Contracts");

                  (vi) all of Seller's right, title and interest in and to the Intellectual Property and the Computer Programs (as each such term is defined in Section 7.1) set forth on SCHEDULE 1.1(a)(vi);


                  (vii) all claims and other choses in action of Seller against any Person (as defined in Section 7.1) relating to the Assets (whether known or unknown, matured or unmatured, accrued or contingent), including those which are set forth on SCHEDULE 1.1(a)(vii);

                  (viii) all of Seller's right, title and interest in and to the permits, licenses, registrations and authorizations with any Governmental Authority (as defined in Section 7.1) which are used in connection with the operation of Seller's business set forth on
         SCHEDULE 1.1(a)(viii); and

                  (ix) all files, customer lists and books and records of Seller relating to its business;

in each case as the foregoing exist on the Closing Date (collectively, the "Assets"), free and clear of all Encumbrances (as defined in Section 7.1).

         (b) Notwithstanding the foregoing, the Assets shall not include: (i) the cash on hand of Seller and cash in any lockbox of Waterlink as of the Closing, (ii) the accounts receivable owing from Waterlink to Seller which are set forth on SCHEDULE 1.1(b)(ii), (iii) any prepaid insurance under any Waterlink sponsored insurance program and (iv) any accrued or deferred income tax benefit, (iv) the right to use the name "Waterlink" or any derivative thereof, (v) any tax or organizational records of Seller and (vi) any of the rights of Seller under this Agreement.

         Section 1.2 ASSUMPTION OF LIABILITIES. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume as of the Closing Date (i) all of the obligations or liabilities of Seller under the Assumed Contracts, excluding any liabilities arising out of Seller's breach of the Assumed Contracts prior to the Closing, (ii) all of the obligations and liabilities of Seller under the trade accounts payable, including intercompany trade accounts payable of Seller (except to the extent paid at Closing pursuant to Section 1.5 and other than trade accounts payable owed to Waterlink), and billings in excess of costs and accrued expenses, a true and complete list of which as of January 31, 2001 is set forth on SCHEDULE 1.2(a)(ii), (iii) the Severance Obligations (as defined in Section 7.1) and (iv) any liability of Seller for property, payroll and sales taxes incurred by Seller as of the Closing Date in the ordinary course of its business consistent with past practice, but only to the extent accrued and not yet payable as of the Closing Date (collectively, the "Assumed Liabilities"). On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume


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

and agree to pay, perform and discharge when due all of Seller's obligations under the Assumed Liabilities.

         (b) In no event shall the Assumed Liabilities include (i) inter-company payables or other obligations owing to Waterlink, (ii) any Tax liability of Seller (other than any liability for the Taxes assumed by Purchaser under Section 1.2(a)(iv)), (iii) the Employment Agreements (as defined in Section 2.15(b)), (iv) any indebtedness for borrowed money owed by Seller to any Person except specifically for Item No. 60 in SCHEDULE 2.15, (v) obligations with respect to checks which have been written by Seller but not presented for payment, (vi) obligations with respect to litigation or Environmental Claims (as defined in Section 2.20(e)) against or affecting Seller and (vii) any retention or "stay" bonuses, including without limitation the retention and "stay" bonuses set forth on SCHEDULE 2.6. Seller will continue to be responsible for all obligations and liabilities of Seller not expressly assumed by Purchaser, whether known or unknown and whether they arise prior to or in connection with the transactions contemplated by this Agreement, and Seller will satisfy each such obligation and liability as it becomes due.

         Section 1.3 METHOD OF CONVEYANCE AND TRANSFER. The transfer, assignment and delivery of the Assets will be effected by bills of sale, endorsements, assignments and other instruments of transfer, all in such form as Purchaser reasonably requests, vesting in Purchaser good and valid title to the Assets, free and clear of all Encumbrances.

         Section 1.4 FURTHER ASSURANCES. (a) The Seller Parties, at any time after the Closing Date, upon request of Purchaser, will execute and deliver all such further instruments of conveyance and assurances as may be reasonably required for the better transferring, assigning and delivering to Purchaser, or to its successors and assigns, and for aiding and assisting in collecting and reducing to possession, all the Assets.

         (b) If, following the Closing, either of the Seller Parties finds in its possession any assets or rights which should have been transferred hereunder or any of the Seller Parties receives any payment due to Purchaser or any mail (including without limitation any payments of accounts or notes receivable belonging to the Purchaser and included in the Assets) of Purchaser which are included in the Assets or the Assumed Liabilities, the Seller Parties shall promptly deliver to Purchaser any of such of the foregoing.

         (c) To the extent that any Contract included in the Assets is not capable of being assigned or transferred to Purchaser at the Closing (the "NON-ASSIGNED CONTRACTS"), then the Seller Parties shall use their reasonable best efforts to preserve and provide to Purchaser the benefit (including the economic benefit) of the Non-Assigned Contracts, through a subcontracting arrangement or other mutually acceptable manner, until such Non-Assigned Contract is assigned to Purchaser. Purchaser shall fully perform its obligations under the Non-Assigned Contracts as if such Non-Assigned Contracts had been assigned to Purchaser at the Closing.

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

         Section 1.5 PURCHASE PRICE; MANNER OF PAYMENT. In consideration of the sale and transfer of the Assets, at the Closing, Purchaser shall pay an aggregate purchase price of Twenty Million Dollars ($20,000,000) (the "Purchase Price"), of which Purchaser shall pay (i) Seventeen Million Two Hundred Ninety-One Thousand Two Hundred Thirty-Nine Dollars ($17,291,239) to Seller, or, at Seller's election to or for the benefit of Waterlink, payable by wire transfer to the account or accounts designated by Seller in SCHEDULE 1.5(a),
(ii) One Million Two Hundred Eight Thousand Seven Hundred Sixty-One Dollars ($1,208,761) to Waterlink AB as payment of the Net Franklin Payable (as defined in Section 2.21) owed by Seller to Waterlink AB as of the date hereof, as reflected in SCHEDULE 2.21, payable by wire transfer to the account or accounts designated by Seller in SCHEDULE 1.5(b), and (iii) One Million Five Hundred Thousand Dollars ($1,500,000) to The Bank of New York, as escrow agent (the "Escrow Agent"), which amount shall be held by the Escrow Agent in an escrow account pursuant to an escrow agreement substantially in the form attached hereto as Exhibit A (the "Escrow Agreement") to be entered into at the Closing for the purpose of securing the obligations of the Seller Parties under Article VIII of this Agreement.

         Section 1.6 ALLOCATION OF PURCHASE PRICE. The Seller Parties and Purchaser agree that the Purchase Price and the Assumed Liabilities shall be allocated among the Assets and the covenant not to compete (under Section 4.8) in accordance with Section 1060 of the Code (as defined in Section 7.1). Purchaser shall prepare IRS Form 8594 (or any comparable or similar form under state, local or foreign law) allocating the Purchase Price in accordance with
Section 1060 of the Code and shall forward it within 90 days after the Closing to the Seller Parties for their approval, which approval shall not be unreasonably withheld. Purchaser and the Seller Parties shall each file with their respective income Tax Return (as defined in Section 7.1) for the tax year in which the Closing occurs IRS Form 8594 (or any comparable or similar form under state, local or foreign law) in a manner consistent with the information agreed upon by the parties pursuant to the immediately preceding sentence. Purchaser agrees to report the purchase of the Assets and the covenant not to compete and the Seller Parties agree to report the sale of the Assets and entering into the covenant not to compete on their respective Tax Returns in a manner consistent with the information agreed upon by the parties pursuant to this Section 1.6 and contained in its IRS Form 8594 (or any comparable or similar form under state, local or foreign law). Each of Purchaser and the Seller Parties agrees to provide the other promptly with any other information required to complete Form 8594. Each of Purchaser and the Seller Parties shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding any agreed-upon allocation pursuant to this Section 1.6.

         Section 1.7 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Benesch, Friedlander, Coplan & Aronoff LLP, 200 Public Square, Cleveland, Ohio 44114-2378, at 10:00 a.m., local time, on February 28, 2001 or such later date on which all conditions contained in Article VIII have been satisfied or waived, or on such other date and at such other time as shall be fixed by agreement among the parties (the "Closing Date"). The Closing will be deemed to be effective, and title to the Assets will transfer as of 11:59 p.m. on the Closing Date.



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                                   ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

         The Seller Parties hereby, jointly and severally, represent and warrant to Purchaser as follows:

         Section 2.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each Seller Party is a corporation duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of their incorporation and each has the requisite corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Each Seller Party is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect (as defined in Section 7.1) on such Seller Party. The Seller Parties have each delivered to Purchaser complete and correct copies of its Certificate of Incorporation and By-laws, as applicable, in each case as amended to the date of this Agreement.

         Section 2.2 AUTHORITY; ENFORCEABILITY; NO CONFLICTS; CONSENTS. (a) Each Seller Party has the requisite corporate power and authority to execute and deliver each of the Transaction Agreements (as defined in Section 7.1) and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Agreements by the Seller Parties and the consummation by the Seller Parties of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of each Seller Party. No approval of Waterlink's stockholders is required in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by each Seller Party and, assuming this Agreement constitutes the valid and binding obligation of Purchaser, constitutes the valid and binding obligation of each Seller Party, enforceable against each Seller Party in accordance with its terms. At the Closing, the Escrow Agreement and the Zickert Distribution Agreement (as defined in Section 4.12) will be duly executed and delivered by each Seller Party and, assuming the Escrow Agreement and the Zickert Distribution Agreement constitute the valid and binding obligations of the other parties thereto, will constitute the valid and binding obligations of each Seller Party, enforceable against each Seller Party in accordance with their terms.

         (b) Except as set forth on SCHEDULE 2.2(b), the execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated thereby and compliance with the provisions thereof will not, require any consent, approval or notice under, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any lien or purchase right upon any of the properties or assets of either Seller Party under, (i) the Certificate of Incorporation or By-laws of the Seller Parties, (ii) except as set forth on SCHEDULE 2.2(b), any loan or credit agreement, note, bond, mortgage, indenture, real property lease or other agreement or instrument applicable to either Seller Party or any of its properties or assets, or (iii) any



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judgment, order, decree, statute, law, ordinance, rule or regulation applicable to either Seller Party or any of its properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (a) have a Material Adverse Effect relating to either Seller Party or (b) impair, in any material respect, the ability of either Seller Party to perform its obligations under the Transaction Agreements.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by either Seller Party in connection with the execution and delivery of the Transaction Agreements by the Seller Parties or the consummation by the Seller Parties of the transactions contemplated thereby, except for those as set forth on SCHEDULE 2.2(c).

         (d) A true and correct copy of all of Seller's material permits, licenses, registrations and authorizations with any Governmental Authority is set forth on SCHEDULE 2.2(d).

         Section 2.3 ABSENCE OF CHANGES OR EVENTS. Except as set forth on
SCHEDULE 2.3 or SCHEDULE 2.12 and except for the effects of general economic conditions, since December 31, 2000, Seller has conducted its business only in the ordinary course of business consistent with past practice and there has been no Material Adverse Effect and, to the Seller Parties' Knowledge, there have been no developments or events which would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, since December 31, 2000, Seller has not (i) sold, leased, transferred or disposed of any assets or rights, other than assets or rights sold, leased or transferred in the ordinary course of business consistent with past practice, (ii) incurred any Encumbrances upon its assets, (iii) acquired or leased any assets or rights other than in the ordinary course of business consistent with past practice, (iv) incurred, paid, discharged or satisfied any liability or obligation, other than liabilities and obligations incurred in the ordinary course of business, (v) changed reserve policies or materially changed reserves, (vi) granted to any director, officer or other employee of Seller any increase in compensation, except in the ordinary course of business consistent with prior practice, or (vii) made any payments, loans, advances or other distributions to, or entered into any transaction, agreement or arrangement with, any Affiliate (as defined in Section 7.1) of Waterlink, except pertaining to trade payables and receivables incurred in the ordinary course of business consistent with past practice.

         Section 2.4 LITIGATION. Except as set forth in SCHEDULE 2.4, there are no judicial, administrative, or arbitral actions, suits, proceedings (public or private) or governmental proceedings (collectively, "Legal Proceedings") pending against either of the Seller Parties or, to the Knowledge (as defined in Section 7.1) of the Seller Parties, Threatened (as defined in Section 7.1) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or prevent or significantly delay the consummation of any of the transactions contemplated by the Transaction Agreements. Except as disclosed in SCHEDULE 2.4, there is no judgment, order, injunction or decree of any Governmental Authority outstanding against the Seller Parties that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing sentence.

         Section 2.5 TAXATION. (a) With respect to the Assets, except as set forth in SCHEDULE 2.5, (i) all material Tax Returns required by law to have been filed have been filed, (ii) all such Tax



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Returns were true, correct and complete as to the amount of Tax shown thereon, and (iii) all Taxes and related payments shown to be due on such Tax Returns have been paid in full. Except as set forth in SCHEDULE 2.5, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Assets for any period. None of the Assets is property that is required to be treated as being owned by any other Person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, and none of the Assets is "tax-exempt use" property within the meaning of Section 168(h) of the Code. There are no Tax liens on any of the Assets, except for liens for Taxes not yet due and payable. During the past three years, no claim has been made in writing by an authority in a jurisdiction where Seller does not file Tax Returns that is or may be subject to taxation by that jurisdiction with respect to Seller's ownership of the Assets. Seller is not a party to, or bound by, any agreement requiring Seller to pay any Taxes of another Person.

         (b) Except as set forth on SCHEDULE 2.5 hereof, all material Tax liabilities of Seller relative to the operations of Seller that are due and payable have been either paid in full or adequately reserved against on its December 31, 2000 financial statements as adjusted for operations and transactions in the ordinary course of business since the date of Seller's December 31, 2000 financial statements.

         (c) Seller is not a party to any pending or, to the Seller Parties' Knowledge, threatened administrative or judicial action or proceeding by any Governmental Authority for the assessment or collection of Taxes, and no amounts are owed or will be owed by Seller with respect to any prior audits or reviews by any Governmental Authority. To the Seller Parties' Knowledge, no events have occurred which could impose on Purchaser any transferee liability for any Taxes due or to become due from Seller.

         Section 2.6 EMPLOYEE BENEFITS. (a) SCHEDULE 2.6(a) lists each Benefit Plan (as defined in Section 7.1) that Seller maintains or to which it contributes, or in which any current or former employee of Seller has accrued any benefits to which that employee remains entitled ("Separations Benefit Plan"). With respect to each Separations Benefit Plan, Seller has heretofore delivered to Purchaser true and correct copies of the Separations Benefit Plan and any amendments thereto (or if the Separations Benefit Plan is not a written plan, a description thereof), any related trust or other funding vehicle, any summaries required under ERISA (as defined in Section 7.1) or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Separations Benefit Plan intended to qualify under Section 401 of the Code.

                  (i) Each Separations Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with applicable law, including the applicable requirements of ERISA and the Code. Without limiting the foregoing:

                           (A) All required reports (including Form 5500 Annual
                  Reports) have been filed appropriately with respect to each Separations Benefit Plan.



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                           (B) All material requirements of Part 6 of Subtitle B
                  of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Separations Benefit Plan which is an employee welfare benefit plan (within the meaning of ERISA
                  Section 3(1)).

                  (ii) All material contributions (including all employer contributions and employee salary reduction contributions) have been paid to each Separations Benefit Plan within the time established for this purpose by ERISA and the Code. All material premiums or other payments for all periods ending on or before the time of closing have been paid with respect to each Separations Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA).

                  (iii) Each Separations Benefit Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) meets the requirements of a "qualified plan" under Section 401(a) of the Code in all material respects and since 1993 has received at least one favorable determination letter from the Internal Revenue Service.

         (b) Seller does not have any material liability for any prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code), nor any other material liability under Section 409 or 502(i) of ERISA or Section 4976 of the Code, with respect to any Separations Benefit Plan, or any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to any Separations Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller Parties or any Controlled Group Member (as defined in Section 7.1), Threatened that could result in liability to the Seller Parties.

         (c) Except as disclosed on SCHEDULE 2.6(c), neither Seller nor any Controlled Group Member contributes to, ever has contributed to, or ever has been required to contribute to any Benefit Plan that is a defined benefit pension plan subject to Title IV of ERISA, or has any liability with respect to any such defined benefit plan.

         (d) Neither Seller nor any Controlled Group Member contributes to, ever has contributed to, or ever has been required to contribute to any Benefit Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA) or has any liability (including withdrawal liability) under any multiemployer plan.

         (e) Neither Seller nor any Controlled Group Member maintains or has ever maintained or contributed, or ever has been required to contribute to any Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code).



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

         (f) Each Separations Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

         (g) No amounts payable under the Separations Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

         (h) Except as disclosed on SCHEDULE 2.6(h), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment (including but not limited to retention or "stay" bonuses), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

         Section 2.7 LABOR AND EMPLOYMENT MATTERS. (a) Labor Relations. No current or former employee of Seller is subject to or covered by, and Seller is not a party to, any collective bargaining agreement or similar agreement with any labor organization, or any work rules or practices agreed to with any labor organization or employee association applicable to the employees of Seller. Except as set forth in SCHEDULE 2.7(a), (i) to the Seller Parties' Knowledge, there is no union, labor organization, employee association or similar organization that represents or claims to represent Seller's employees or intends to organize Seller's employees; (ii) there is no labor strike, dispute, slowdown, stoppage, lockout or other labor dispute actually pending against Seller, nor, to the Knowledge of the Seller Parties, Threatened against or affecting Seller, and, during the past five years, there has not been any such action; and (iii) to the Knowledge of the Seller Parties, Seller is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; nor is there an unfair labor practice charge or complaint against Seller pending or, to the Knowledge of the Seller Parties, Threatened before the National Labor Relations Board or any similar state agency.

         (b) Compliance with Employment Laws. Except as set forth in SCHEDULE 2.7(b), (i) Seller is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; (ii) there are no charges with respect to or relating to Seller pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (iii) Seller has not received notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Seller and no such investigation is in progress; and (iv) there are no complaints, lawsuits or other proceedings pending or, to the Knowledge of the Seller Parties, Threatened in any forum by or on behalf of any present or former employee of Seller, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.



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         Section 2.8 BROKERS AND INTERMEDIARIES. No broker, investment banker, financial advisor or other Person, other than Bank of America Securities LLC, whose fees and expenses shall be paid by the Seller Parties, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller Parties.

         Section 2.9 COMPLIANCE WITH LAW. Except as set forth in SCHEDULE 2.9, and except for those matters that may fall within the scope of Sections 2.5 or
2.20 hereof, Seller is and has been in substantial compliance with all applicable federal, state, local or other governmental laws or ordinances and any order, rule or regulation of any federal, state, local or other Governmental Authority, the non-compliance with which, or the violation of which, would have a Material Adverse Effect, and no claim or notice of violation with respect thereto has been received by the Seller Parties. SCHEDULE 2.9 includes a list of material licenses, permits, registrations and authorizations with any Governmental Authority used in connection with the operation of Seller's business.

         Section 2.10 FINANCIAL STATEMENTS. The Seller Parties have previously delivered to Purchaser true and complete copies of the following financial statements: (i) unaudited balance sheets of Seller as of September 30, 1999 and 2000, and the related statements of operations and cash flows for the years then ended and (ii) an unaudited balance sheet of Seller as of December 31, 2000 (the "Balance Sheet") and the related statement of operations and cash flows for the quarter then ended. Except as set forth on SCHEDULE 2.10, such financial statements fairly present the financial condition and results of operations of Seller as of the respective dates and periods thereof and have been prepared in accordance with GAAP consistently applied, except that the unaudited statements do not include footnotes and normal year-end adjustments.

         Section 2.11 ACCOUNTS RECEIVABLE. Except as set forth in SCHEDULE 2.11, no account receivable of Seller on the Balance Sheet and no account receivable arising after the date of the Balance Sheet and reflected on Seller's books is uncollectible or subject to counterclaim or offset, except to the extent reserved against thereon. All accounts receivable of Seller, whether reflected in the Balance Sheet or otherwise, have been generated in the ordinary course of business and reflect a bona fide obligation. Since December 31, 2000, Seller has collected its accounts receivable only in the ordinary course of business consistent with past practice and has not taken, or caused to be taken, outside the ordinary course of business consistent with past practice, any action to accelerate the collection of accounts receivable or otherwise changed its working capital practices. Seller has not, in contemplation of the transactions contemplated by this Agreement, taken any action to accelerate the collection of accounts receivable or otherwise changed its working capital practices.

         Section 2.12 ACCOUNTS PAYABLE. All accounts payable of Seller, whether reflected in the Balance Sheet or otherwise, represent bona fide obligations of Seller incurred in the ordinary course of its business. Except to the extent reflected on SCHEDULE 2.12, since December 31, 2000, Seller has paid its accounts payable in the ordinary course of business consistent with past practice and has not taken any action, or failed to take any action, which action or failure to act has resulted in the deferral of any payments or accruals owed by Seller.

         Section 2.13 ASSETS. Except as set forth in SCHEDULE 2.13, Seller is the owner of, and has good title to all of the material assets used in its business, free and clear of all Encumbrances. The Assets constitute all assets necessary or otherwise material to the conduct of Seller's business as conducted on the date hereof. Except for Seller's leasehold interest in the Lake Bluff, Illinois all material tangible assets of Seller are in all material respects, in good operating condition and repair (ordinary wear and tear excepted and consistent with the age thereof).

         Section 2.14 INVENTORY. All of the inventories of Seller, whether reflected in the Balance Sheet or acquired since the Balance Sheet date, less inventory disposed of prior to the Closing Date, are usable and merchantable and, except as set forth in SCHEDULE 2.14, (a) do not include obsolete or discontinued items, (b) are of such quality as to meet in all material respects the published quality control standards of any applicable Governmental Authority, except, in each case, for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down on the Balance Sheet to fair market value or for which adequate reserves have been provided therein. All inventories not written off have been priced at the lower of average cost or market.

         Section 2.15 CONTRACTS. (a) All contracts, agreements, purchase orders, sales orders, leases, mortgages and commitments ("Contracts") to which Seller is a party or may be bound are listed on SCHEDULE 2.15(a), except for (i) Contracts with Seller's suppliers or other Persons involving aggregate payments by Seller of less than $50,000 over the life of such Contracts or (ii) Contracts with customers of Seller or other Persons which involve the receipt by Seller of aggregate payments of less than $100,000 over the life of such Contracts; provided, however, that with respect to sales representative agreements only, sales representative agreements pursuant to which Seller paid in excess of $50,000 during the past twelve (12) months are included in SCHEDULE 2.15(a). Except as set forth on SCHEDULE 2.15(a), there are no Contracts between Seller and Waterlink or any of Waterlink's Affiliates.

         (b) SCHEDULE 2.15(b) sets forth a true and complete list of all employment agreements to which Seller is a party or may be bound ("Employment Agreements").

         (c) Except as set forth in SCHEDULE 2.15(c), Seller has not violated any provision of, or committed or failed to perform any act, which violation, commission or failure would constitute a default under the provisions of any Contracts. SCHEDULE 2.15(c) contains a true and complete list of all warranty and performance claims made in writing or, to Seller's Knowledge, Threatened against Seller in excess of $50,000. Copies of all Contracts and Seller Employment Agreements set forth in SCHEDULE 2.15(a) and SCHEDULE 2.15(b) have been made available to Purchaser.

         Section 2.16 BACKLOG. SCHEDULE 2.16 sets forth a summary of all purchase orders yet to be fulfilled for Seller's products or services as of January 31, 2001. All such orders have been described on SCHEDULE 2.16 only if a written order has been received and on a basis consistent with Seller's past written orders, and the Seller Parties have not received notice (oral or written) that any customer who has placed an order included on SCHEDULE 2.16 has refused or intends to refuse delivery of any ordered products or services in accordance with the terms of such orders. To the Seller Parties' Knowledge, none of the orders described on SCHEDULE 2.16, nor any other contracts, agreements or commitments by Seller with customers, are, in Seller's reasonable business judgment, expected to result in a loss to Seller.

         Section 2.17 TITLE TO PROPERTIES. SCHEDULE 2.17 sets forth a true and complete list of all real property leased by Seller as lessee as of the date hereof (such real property, including all improvements, referred to collectively as the "Real Property"). Seller has a valid leasehold interest in all of the Real Property. The Real Property includes all land, improvements, fixtures, furniture and equipment which are used or held for use in connection with the operations of Seller. Seller enjoys peaceful and undisturbed possession under all of its Real Property leases, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of Seller to conduct its business. Seller does not own any real property in fee.

         Section 2.18 INTELLECTUAL PROPERTY. SCHEDULE 2.18(a) sets forth, for all Intellectual Property beneficially or actually owned by Seller, a true and complete list of all U.S., state and foreign: (i) patents and patent applications; (ii) trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks; and (iii) copyright registrations, copyright applications and material unregistered copyrights. Seller shall list, to the best of its Knowledge, the record owner in any appropriate U.S., state or foreign agency for each application and registration listed on SCHEDULE 2.18(a).

         (b) SCHEDULE 2.18(b) lists (i) all material Computer Programs which are licensed, leased or otherwise used by Seller and (ii) all material Computer Programs which are beneficially or actually owned by Seller ("PROPRIETARY SOFTWARE"), and identifies which Computer Programs are owned (listing the owner), licensed, leased, or otherwise used, as the case may be.

         (c) SCHEDULE 2.18(c) sets forth a true and complete list of all material agreements granting or obtaining any right to use or practice any rights under any Intellectual Property or Computer Programs, to which Seller is a party or is otherwise bound or receives rights, as licensee, licensor or otherwise thereunder, including, without limitation, license agreements, settlement agreements, consent decrees and covenants not to sue (collectively, the "IP LICENSE AGREEMENTS").

         (d) Except as set forth on SCHEDULE 2.18(d):

                  (i) Seller owns or possesses adequate licenses or other legal rights to use all Intellectual Property, free and clear of all Encumbrances; PROVIDED that any claim by Purchaser that the use of the Intellectual Property in the conduct of the business of Seller infringes the intellectual property rights of any Third Party shall be governed by Section 2.18(d)(iv) rather than this Section 2.18(d)(i);

                  (ii) the patents, patent applications, copyrights, trademark applications and registrations, service mark applications and registrations and Internet domain name registrations listed on SCHEDULE 2.18(a), have been duly maintained, unless otherwise indicated, are subsisting, in full force and effect and have not been cancelled, expired or abandoned, and to Seller Parties' Knowledge, are valid;

                  (iii) there is no pending, existing or Threatened opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction against or relating to the registrations and applications listed on SCHEDULE 2.18(a);

                  (iv) to Seller Parties' Knowledge, the use of the Intellectual Property in the conduct of the business of Seller does not infringe, misappropriate, dilute or otherwise violate any intellectual property rights of any Third Party;

                  (v) Seller Parties have not received written or other actual notice from any Third Party regarding any actual or potential infringement by Seller Parties of any intellectual property of such Third Party, or regarding any assertion or claim challenging the validity of any Intellectual Property owned or used by Seller;

                  (vi) Seller Parties have not licensed or sublicensed their rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the IP License Agreements;

                  (vii) to Seller Parties' Knowledge, no Third Party is misappropriating, infringing, diluting or violating any Intellectual Property beneficially or actually owned by Seller;

                  (viii) the IP License Agreements are valid and binding obligations of Seller Parties, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by a Seller Party or, to the Knowledge of Seller Parties, the other party thereto, under any such IP License Agreement;

                  (ix) there are no settlements, consents, judgments, orders, concurrent use or other agreements that restrict Seller's rights to use any Intellectual Property beneficially or actually owned by Seller;

                  (x) Seller Parties take all reasonable measures to protect the confidentiality of their Trade Secrets. Seller has no Knowledge of any Trade Secret related to the business of Seller that has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement;

                  (xi) the consummation of the transactions contemplated hereby will not result in the loss or impairment of Seller's rights to own or use any of the Intellectual Property, nor will such consummation require the consent of any Third Party in respect of any Intellectual Property; and

                  (xii) all Proprietary Software set forth on SCHEDULE 2.18(b) was either developed (a) by employees of the Seller Parties or their Subsidiaries within the scope of their employment; (b) by independent contractors as "works-made-for-hire," as that term is defined under Section 101 of the United States Copyright Act, 17 U.S.C. ss. 101, pursuant to written agreement; or (c) by Third Parties who have assigned all of their rights therein to Seller pursuant to written agreement. No former or present employees, officers or directors of the Seller Parties or their Subsidiaries retain any rights of ownership or use of the Proprietary Software.

         Section 2.19 INSURANCE. SCHEDULE 2.19 contains a true and correct list of all insurance policies covering the business of Seller in effect on the date hereof and all insurance policies covering the business of Seller since December 1, 1996, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy since such date. All such policies are in full force and effect, all premiums due thereon have been paid and Seller is otherwise in compliance in all material respects with the terms and provisions of such policies.

         Section 2.20 SELLER ENVIRONMENTAL MATTERS. On the date hereof and as of the Closing Date:(a) (a) Except as set forth in SCHEDULE 2.20(a), Seller is in full compliance with all applicable Environmental Laws (as defined in Section 2.20(e)), which compliance includes, but is not limited to, the possession by Seller of all material permits and other governmental authorizations required under applicable Environmental Laws for the operation of Seller's business, and compliance with the terms and conditions thereof. Except as set forth in
SCHEDULE 2.20(a), Seller has not received in the two (2) years prior to the date of the Agreement, any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Seller is not in such full compliance, nor has Seller received any such communication for a matter which remains pending. All permits and other governmental authorizations currently held by Seller pursuant to the Environmental Laws are identified on SCHEDULE 2.20(a).

         (b) Except as set forth in SCHEDULE 2.20(b), there is no Environmental Claim (including, to the Seller Parties' Knowledge, any oral claim) pending or, to Seller's Knowledge, Threatened against Seller or, to the Knowledge of the Seller Parties, against any Person whose liability for any Environmental Claim Seller has or may have retained or assumed either contractually or by operation of law.

         (c) Except as set forth on SCHEDULE 2.20(c), to Seller Parties' Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern (as defined in Section 2.20(e)) that could form the basis of any Environmental Claim against Seller or, to the Knowledge of the Seller Parties against any Person whose liability for any Environmental Claim Seller has or may have retained or assumed either contractually or by operation of law.

         (d) Without in any way limiting the generality of the foregoing, (i) all underground storage tanks, and the capacity and contents of such tanks, located on property currently owned, operated, or leased by Seller are identified on SCHEDULE 2.20(d), (ii) except as set forth on SCHEDULE 2.20(d), to Seller Parties' Knowledge, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Seller, and (iii) except as set forth on SCHEDULE 2.20(d), to Seller Parties' Knowledge, no polychlorinated biphenyls (PCB's) are used or stored at any property owned or leased by Seller.

         (e) For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by any of the Seller Parties or (b) circumstance forming the basis of any violation, or alleged violation, of any Environmental Law.

                  (ii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health, safety, or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products.

         Section 2.21 NET TRADE PAYABLE. As of the close of business on February 27, 2001, Seller owes $1,477,690 to Waterlink AB as trade accounts payable, as detailed in SCHEDULE 2.21. SCHEDULE 2.21 lists for each of such trade accounts payable, the amount of such payable and, for material projects, the project to which such accounts payable relate (collectively, the "Projects"). The accounts payable listed on SCHEDULE 2.21 constitute the only accounts payable owed by Seller to Waterlink AB which are being assumed by Purchaser. Waterlink AB has provided to Seller all invoices (the "Invoices") with respect to products or services provided or to be provided by it in connection with the Projects which are being assumed by Purchaser. Seller has provided Purchaser with true and complete copies of the Invoices. SCHEDULE 2.21 sets forth, as of the close of business on February 27, 2001, the total amount of cash collected in respect of the Franklin Project from inception through the close of business on February 27, 2001 (the "Franklin Collections") and the total amount of cash which has been paid to Waterlink AB to be applied to pay the accounts payable incurred in connection with the Franklin Project from inception through the close of business on February 27, 2001 (the "Franklin Payments"). The excess of the Franklin Collections over the Franklin Payments as of February 27, 2001 (the "Net Franklin Payable") is $1,208,761. Seller will forward to Purchaser from and after the Closing any amount of cash collected in respect of the Franklin Project after February 27, 2001.

         Section 2.22 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE SELLER PARTIES MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE OR DESCRIPTION WITH RESPECT TO THE BUSINESS, WHETHER EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THE SELLER PARTIES HEREBY EXPRESSLY DISCLAIM THE SAME.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to the Seller Parties as follows:

         Section 3.1 ORGANIZATION, STANDING AND CORPORATE POWER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect upon Purchaser. Purchaser has delivered to the Seller Parties complete and correct copies of its Certificate of Incorporation and By-laws, as amended to the date of this Agreement.

         Section 3.2 AUTHORITY; ENFORCEABILITY; NO CONFLICTS AND CONSENTS. Purchaser has the requisite corporate power and authority to enter into the Transaction Agreements and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Agreements by Purchaser and the consummation by Purchaser of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and assuming due execution and delivery by the Seller Parties, constitutes valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. At the Closing, the Escrow Agreement and the Zickert Distribution Agreement will be duly executed and delivered by Purchaser and will constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms.

         (b) The execution and delivery of the Transaction Agreements do not, and the consummation of the transaction contemplated thereby and compliance with the provisions thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any lien or purchase right upon any of the properties or assets of Purchaser under, (i) the Certificate of Incorporation or By-laws of Purchaser,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, real property lease or other agreement or instrument applicable to Purchaser, or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (A) have a Material Adverse Effect with respect to Purchaser, or (B) impair, in any material respect, the ability of Purchaser to perform its obligations under the Transaction Agreements.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Purchaser in connection with the execution and delivery of the Transaction Agreements or the consummation by Purchaser of any of the transactions contemplated by the Transaction Agreements.

         Section 3.3 LITIGATION. There are no Legal Proceedings pending against Purchaser or any of its Subsidiaries or, to the Knowledge of Purchaser, Threatened that, individually or in the aggregate, could reasonably be expected to prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement. There is no judgment, order, injunction or decree of any Governmental Authority outstanding against Purchaser or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing sentence.

         Section 3.4 BROKERS AND INTERMEDIARIES. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

         Section 3.5 SUFFICIENT FUNDS. Purchaser has sufficient funds to enable it to pay the purchase price hereunder.

         Section 3.6 EXCLUSIVE REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES THAT THE SELLER PARTIES HAVE MADE NO REPRESENTATIONS OR WARRANTIES CONCERNING THE BUSINESS EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND PURCHASER, IN ITS DETERMINATION TO ENTER INTO AND CONSUMMATE THIS TRANSACTION, IS RELYING ON NO OTHER REPRESENTATIONS OR WARRANTIES OF THE SELLER PARTIES.

                                   ARTICLE IV

                                    COVENANTS

         Section 4.1 CONDUCT OF BUSINESS OF SELLER. During the period from the date hereof to the Closing, except as otherwise provided for in this Agreement and except with the prior written consent of the President and Chief Executive Officer or other authorized officer of Purchaser (which consent may be withheld in the Purchaser's reasonable discretion), each of the Seller Parties hereby covenants and agrees (a) to operate Seller's business only in the ordinary course of business consistent with past practice and to use reasonable best efforts to preserve intact the business of Seller, to maintain the assets in good repair, order and condition (reasonable wear and tear excepted), to keep available the services of its present officers and employees, and to preserve the goodwill and business relationships with customers, suppliers and others having business relationships with or utilizing the services of Seller and (b) that it shall not (in each case with respect to Seller):

                  (i) make any material change in the conduct of Seller's business or enter into any transaction or commitment involving payments by or to Seller in excess of $50,000, individually, or $100,000, in the aggregate, other than in the ordinary course of business consistent with past practice;

                  (ii) mortgage, pledge or subject to any Encumbrance any of the Assets;

                  (iii) except for dispositions of Assets in the ordinary course of business consistent with past practice, sell, lease, encumber, transfer or otherwise dispose of any of the Assets;

                  (iv) except in the ordinary course of business consistent with past practice, (A) incur or assume any liabilities, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person, or (C) make any loans, advances or capital contributions to, or investments in, any Person;

                  (v) grant any increase in the compensation or benefits of any officer or employee (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable, or to become payable, to any officer or employee;

                  (vi) grant any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (vii) settle, release or forgive any claim or litigation or waive any right thereto which relates to the Assets;

                  (viii) modify, amend in any material respect or terminate any Contract or lease made in the ordinary course of business consistent with past practice;

                  (ix) make or enter into any new Contract involving aggregate payments over the life of such Contract by or to Seller in excess of $500,000;

                  (x) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any representation or warranty of the Seller Parties contained in this Agreement untrue or incorrect as of the date when made or as of any future date or which could prevent the satisfaction of any condition to Closing set forth in
         Article V hereof.

         Section 4.2 ACCESS TO INFORMATION. Between the date hereof and the Closing, the Seller Parties shall permit Purchaser, and any of its employees, attorneys, accountants, representatives, advisors and consultants, to have reasonable access during normal business hours to the Seller Parties' officers, employees, properties, assets, books and records (including for purposes of conducting environmental assessments), and the Seller Parties shall cooperate with Purchaser and furnish promptly to Purchaser all available information concerning the Assets and Seller's business as the Purchaser may reasonably request.

         Section 4.3 EXCLUSIVITY. Neither the Seller Parties nor any of their directors, officers, partners, representatives, advisors or agents will encourage any offers from, solicit, encourage, initiate, respond to (other than by a bare statement, without further detail or explanation, that they are not permitted to respond) or continue any discussions with, engage in discussions or negotiations with or provide any information to, or enter into any agreements or understandings with, any Person, other than Purchaser and its officers, employees, advisors and agents, concerning any merger, consolidation, transfer of substantial assets, issuance, sale or exchange of shares of capital stock, equity or other interests or similar transaction involving or affecting the ownership of Seller or the Assets (all such proposals or transactions being referred to herein as "Alternate Proposals"). The Seller Parties agree to advise the Purchaser immediately if either of them or their officers, employees, advisors or agents receives an Alternate Proposal from another Person, and to promptly provide the Purchaser with a copy of any Alternate Proposal received in writing or a written summary of any other Alternate Proposal made orally.

         Section 4.4 ANNOUNCEMENTS. Except as may be required by law, the parties agree not to, and to cause their respective officers, directors, Affiliates, representatives and agents not to, issue or cause to be issued any press release or public announcement with respect to the transactions contemplated by this Agreement without the prior review and approval thereof by the other parties hereto, which approval shall not be unreasonably withheld or delayed.

         Section 4.5 ADDITIONAL ACTIONS. In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, directors or employees, as the case may be, of the Seller Parties and Purchaser shall use their reasonable best efforts to take, or cause to be taken, all such actions. Without limiting the foregoing, Purchaser hereby agrees to make available to the Seller Parties all such documents and information as is reasonably necessary or useful to enable the Seller Parties to prepare all financial statements, Tax Returns and other filings of the Seller Parties.

         Section 4.6 DISCLOSURE OF CONFIDENTIAL INFORMATION. For a period of five (5) years following the Closing Date, except as may be required by law or necessary in connection with any dealings with any public agency or authority, from and after the Closing Date, Purchaser will not disclose, disseminate, divulge or discuss in a manner harmful to the interests of the Seller Parties, any trade secret or other proprietary information respecting any aspect of the Seller Parties' businesses other than the business being acquired hereunder. For a period of five (5) years following the Closing Date, except as may be required by law or necessary in connection with any dealings with any public agency or authority, from and after the Closing Date, the Seller Parties will not disclose, disseminate, divulge or discuss in a manner harmful to the interests of Purchaser, any trade secret or other proprietary information respecting any aspect of the Assets or business of Seller being acquired hereunder. Purchaser shall return to Seller Parties all information provided by Seller Parties regarding any of Waterlink's European subsidiaries prior to the Closing Date.

         Section 4.7 EMPLOYEE MATTERS (a) SCHEDULE 4.7 sets forth the name, title and salary of all current employees of Seller. Immediately after Closing, Purchaser shall offer employment to the employees listed on SCHEDULE 4.7 (and any such employee who accepts such offer of employment shall be referred to herein as a "Transferred Employee"). Such offers shall be for employment at will at the same base wages as such individuals received immediately prior to the Closing Date and upon other terms and conditions substantially the same as those that apply to similarly situated newly hired employees of Purchaser (except in the event that Purchaser enters into a new employment agreement with the employee as of the Closing Date). Such benefits provided by Purchaser to such employees will include medical coverage beginning as of the Closing Date without evidence of insurability and without application of any pre-existing physical or mental condition restrictions other than any such restrictions in effect for such employees immediately prior to the Closing Date. Notwithstanding the foregoing, Purchaser will count past service with Seller for purposes of vacation, tuition reimbursement and Severance Obligations.

         (b) Purchaser shall be responsible for the Severance Obligations. Purchaser shall have no responsibility for severance pay or any other liability with respect to an employee who declines Purchaser's offer of employment or fails to commence employment with Purchaser after acceptance of such offer. In addition, notwithstanding the foregoing, (i) in no event shall Purchaser be required to assume the Employment Agreements and (ii) in no event shall Purchaser be responsible for any wages or payroll obligations which are earned by an employee on or prior to February 25, 2001.

         (c) Effective as of the Closing Date, Transferred Employees shall become fully vested in their account balances in any defined contribution or 401(k) plan maintained by Seller on behalf of such employees and distributions of such account balances shall be made available to the Transferred Employees as soon as practicable after the Closing Date. Seller shall make all contributions required to be made to any defined contribution or 401(k) plan maintained by Seller for the period prior to the Closing Date. Purchaser shall establish or designate a defined contribution or 401(k) plan to cover the Transferred Employees effective as of the Closing Date, which plan shall provide savings plan benefits similar to those provided to similarly situated employees of the Purchaser. Purchaser shall accept rollover contributions into such savings plan of the account balances distributed to the Transferred Employees from Seller's plan.

         (d) Purchaser shall not be responsible for any obligation to provide continued health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to any employee who is not a Transferred Employee. Purchaser shall be responsible to provide continued health care coverage under COBRA for or with respect to the Transferred Employees. Moreover, Seller shall have the sole responsibility for providing COBRA coverage to individuals who elected COBRA coverage under Seller's group health plan prior to the Closing Date, as well as those individuals who become entitled to COBRA coverage under Seller's group health plan as a result of the Closing.

         Section 4.8 NON-COMPETITION. For a period of five (5) years after the date of the Closing, Waterlink and its successors will not, and will not permit their Affiliates or their successors to, sell, offer for sale, license or distribute, whether directly or indirectly, in the Western Hemisphere, the products described on the attached SCHEDULE 4.8 or products substantially similar to such products.

         Section 4.9 NAME CHANGE. As promptly as practicable but in any event within ten (10) days after the Closing, the Seller Parties shall assign to Purchaser all right, title and interest of the Seller Parties and their Subsidiaries in and to the trademarks set forth on SCHEDULE 4.9, attached hereto, together with all slogans, logos, designs and trade dress associated therewith, which are, in each case, in existence at the Closing and currently being used in the conduct of the business of Waterlink and its Subsidiaries (the "Axel Marks"). Effective upon such assignment, Purchaser shall grant to Waterlink and its Subsidiaries ("Licensees") a non-transferable, non-exclusive, royalty-free worldwide transitional right and license to use Axel Marks in the operation of Licensee's business. The transitional license shall permit the Licensees to use the Axel Marks for purposes consistent with prior use. Seller Parties right to use the Axel Marks shall cease on the earlier of (i) the end of the one year period immediately following the Closing Date, or (ii) Waterlink's and its Subsidiaries' cessation of the use of the Axel Marks in connection with their corporate names (the "Transitional Period"). Such use of the Axel Marks shall be solely in the form and consistent with the manner in which such Axel Marks were used prior to the Closing (the "Transitional License"). Without limiting the foregoing, at the expiration of the Transitional Period, Waterlink shall provide to Purchaser copies of the relevant corporate registers providing evidence reasonably satisfactory to Purchaser of the change of name of Waterlink's relevant Subsidiaries to names not including the name "Axel Johnson" or any derivation thereof. No other use of the Axel Marks shall be made by Licensees during the Transitional Period without Purchaser's express written consent, which consent may be granted or denied in Purchaser's sole discretion. Any and all rights and goodwill arising from the use of the Axel Marks by Licensees pursuant to this Transitional License shall inure solely to Purchaser's benefit. Licensees agree that neither Waterlink, nor any of its Subsidiaries, shall use, directly or indirectly, the Axel Marks in any other way that suggests that there is a relation or affiliation between Licensees and Purchaser or any of its Affiliates other than that as created by this Agreement, or as a trademark, service mark or trade name for Licensees. Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by law, shall operate to grant Licensees any right, title or interest in and to the Axel Marks. Waterlink shall assign, and shall cause its applicable Subsidiaries to assign, to Purchaser any rights they may acquire, if any, by the operation of law or otherwise, in the Axel Marks pursuant to the Transitional License. As between the parties,

Purchaser shall have the sole right, and in its sole discretion, to commence, prosecute, defend and control any action concerning the Axel Marks.

         Section 4.10 ZICKERT DISTRIBUTION AGREEMENT. With respect to the exclusive rights to distribute Zickert Products, as described on SCHEDULE 4.10, in the Western Hemisphere, the Seller Parties and Purchaser shall execute and deliver a distribution agreement, which shall be effective as of the Closing Date, in the form attached hereto as EXHIBIT B ("Zickert Distribution Agreement").

         Section 4.11 TAX MATTERS. (a) The Seller Parties and Purchaser shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes (collectively, "Transfer Taxes") that become payable in connection with the transactions contemplated by this Agreement. All such Transfer Taxes shall be paid by the Seller Parties when due.

         (b) Each of Purchaser and the Seller Parties shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes with respect to the Assets, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 4.11(b) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

         Section 4.12 LOCKBOX ACCOUNT. Effective at the Closing, the Seller Parties shall close or cause to be closed the subaccount of the lockbox account maintained by Waterlink relating to Seller's business identified in SCHEDULE
4.12 (the "Lockbox Account"), located at PNC Bank, N.A. (the "Bank"), and shall irrevocably instruct the Bank to promptly forward to an account designated by Purchaser prior to the Closing any amounts (whether received by mail, electronically or otherwise) which are received by the Bank after the Closing which would have been transferred into the Lockbox Account.

         Section 4.13 ACCOUNTS RECEIVABLE. Purchaser shall utilize all reasonable efforts to collect the accounts receivable purchased hereunder. Purchaser shall refrain from altering the terms of sale to customers who are responsible for such accounts receivable. Subject to the approval of the Seller Parties, Purchaser may in good faith compromise such accounts receivable or take other steps to maximize in its judgment the likelihood of collection of all or part of the accounts receivable. All amounts received from a customer shall be applied to the specific invoice to which such payment applies, to the extent designated by the customer. To the extent any amounts received from a customer are not designated to apply to a specified invoice, such amounts shall be applied first to satisfy amounts owed by said customer for deliveries made and services performed prior to the Closing Date ("Pre-Closing Items"). After Purchaser has collected the full amount owed by said customer with respect to all Pre-Closing Items, Purchaser shall apply any payments made by such customer to amounts billed on and after the Closing Date.

         To the extent Purchaser recovers the amount of any uncollected account receivable (the "Uncollected A/R") pursuant to the Seller Parties' indemnification obligation under Section 8.2 of this Agreement, Purchaser shall immediately transfer and assign to the Seller Parties' designee all right, title and interest in the Uncollected A/R, to the extent permitted under applicable law and the relevant customer contract(s). In the event Purchaser is prohibited from assigning such Uncollected A/R, Purchaser shall retain the same and remit to the Seller Parties all amounts thereafter collected by Purchaser on such Uncollected A/R.

         Section 4.14 CERTAIN INTELLECTUAL PROPERTY MATTERS. (a) Promptly after the Closing (but in any event within 30 days after the Closing), Waterlink and Purchaser shall enter into a license agreement pursuant to which Purchaser shall grant to Waterlink the right in the Eastern Hemisphere to use the S2 technology on terms and conditions reasonably acceptable to Waterlink and Purchaser.

                  (b) Promptly after the Closing (but in any event within 10 days after the Closing), Waterlink or its applicable subsidiary will contact Network Solutions Incorporated to effect the transfer to Purchaser of any domain names used in connection with Seller's business and reflected on SCHEDULE 2.18 and shall pay any fees and expenses incurred in connection therewith.

                                   ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

         Section 5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY. The obligations of each party to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such party of the following conditions:

         (a) No statute, rule or regulation of any nature shall have been enacted, entered, promulgated or enforced by any Governmental Authority, and shall be in effect, which restrains, prohibits or materially changes the transactions contemplated by this Agreement.

         Section 5.2 CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER. The obligations of Purchaser to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver by Purchaser of the following conditions:

         (a) On the Closing Date, the Seller Parties shall have delivered to
Purchaser:

                  (i) A true and correct copy of each Seller Party's Certificate of Incorporation, certified by the Secretary of State of Delaware as of a recent date, and By-Laws, certified by the Secretary or Assistant Secretary of each Seller Party, as appropriate, as of the Closing Date.

                  (ii) A Certificate of Good Standing for each Seller Party, certified by the Secretary of State of Delaware as of a recent date.

                  (iii) All books and records of Seller relating to or reasonably required for the operation of the business of Seller, including, without limitation, copies of all Contracts, financial and accounting records, files and records relating to employees, and all related correspondence.

                  (iv) Good and sufficient instruments of transfer transferring to Purchaser title to all of the Assets as required pursuant to Section
         1.3. The instruments of transfer must be in form and substance reasonably satisfactory to Purchaser and its counsel, which form is usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfer.

                  (v) Certified copies of resolutions duly adopted by the Board of Directors of the Seller Parties approving the Transaction Agreements and the transactions contemplated thereby.

                  (vi) a FIRPTA Affidavit (as defined in Section 7.1) executed by Seller.

                  (vii) Copies of the Escrow Agreement and the Zickert Distribution Agreement executed by the Seller Parties.

         (b) The representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct as of such date or time).

         (c) The Seller Parties shall have performed and complied with in all material respects all of their respective covenants, undertakings and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing.

         (d) There shall not have been any changes in the Assets or the Seller's business since December 31, 2000 that, individually or in the aggregate, have had, or, to the Seller Parties' Knowledge, are reasonably likely to have, a Material Adverse Effect.

         (e) All of the consents and approvals set forth in SCHEDULE 5.2(e) shall have been obtained and a copy of each such consent or approval shall have been provided to Purchaser.

         (f) Purchaser shall have received from the Seller Parties a certificate, dated the Closing Date, duly executed by the President or a Vice President of each of the Seller Parties, reasonably satisfactory in form and substance to the Purchaser, to the effect of (b), (c), (d) and (e) above.

         (g) Phil Thompson shall have executed and delivered to Purchaser an employment agreement with Purchaser on terms acceptable to Purchaser in Purchaser's sole discretion.

         (h) Phil Thompson shall have executed and delivered to Purchaser a real estate lease with Purchaser with respect to the premises located at 29850 North Skokie Highway (U.S. 41), Lake Bluff, Illinois 60044, on terms acceptable to Purchaser in Purchaser's sole discretion.

         Section 5.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER PARTIES. The obligations of Seller Parties under this Agreement are further subject to satisfaction or waiver by the Seller Parties of the following conditions:

         (a) PURCHASER DELIVERIES. On the Closing Date, Purchaser shall deliver to the Seller Parties:

                  (i) A certificate of good standing for Purchaser, certified by the Secretary of State of Delaware as of a recent date.

                  (ii) Certified copies of resolutions duly adopted by the Board of Directors of Purchaser approving this Agreement and the transactions contemplated hereby.

                  (iii) An assignment and assumption Agreement pursuant to which Purchaser shall agree to assume and discharge the Assumed Liabilities.

                  (iv) Purchaser shall deliver the Purchase Price in accordance with Section 1.5 of this Agreement.

                  (v) Copies of the Escrow Agreement and the Zickert Distribution Agreement executed by Purchaser.

         (b) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct as of such date or time).

         (c) The Purchaser shall have performed and complied with in all material respects all of its covenants, undertakings and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

         (d) The Seller Parties shall have received from Purchaser a certificate, dated the Closing Date, duly executed by the President or a Vice President of Purchaser, reasonably satisfactory in form and substance to the Seller Parties, to the effect of (b) and (c) above.

         (e) The Seller Parties shall have received from Phil Thompson a general release of claims in form and substance satisfactory to the Seller Parties.


                                  ARTICLE VI

                                 TERMINATION

         Section 6.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

         (a) by mutual consent of Purchaser and Seller; and

         (b) Purchaser may terminate this Agreement by giving written notice to Seller in the event the Seller is in breach, and Seller may terminate this Agreement by giving written notice to the Purchaser in the event the Purchaser is in breach, of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice.

         Section 6.2 EFFECT OF TERMINATION. In the event of the termination and abandonment hereof pursuant to the provisions of Section 6.1, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their Affiliates, directors, officers or shareholders in respect of this Agreement except that the parties' obligations under Section 4.6 hereof shall survive such termination and except that any such termination shall be without prejudice to the terminating party's legal rights and remedies by reason of any breach of this Agreement occurring prior to such termination.

                                  ARTICLE VII

                                   DEFINITIONS

         Section 7.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person.

         "BENEFIT PLAN" means each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA; each profit-sharing, stock bonus or other pension plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement, and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that a Controlled Group Member maintains, contributes to, has liability with respect to, or has an obligation to contribute to.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized or required by law to close.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the applicable regulations promulgated thereunder.

         "COMPUTER PROGRAMS" means any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals, training materials descriptions, flow-charts and other work product related to any of the foregoing and the content and information contained on any Web site, in each case, including, but not limited to those items listed on SCHEDULE 2.18(b) hereto.

         "CONTROLLED GROUP MEMBER" means Seller and each other Person required to be aggregated with Seller under Code Section 414(b), (c), (m) or (o).

         "ENCUMBRANCES" means any and all mortgages, security interests, liens, claims, pledges, restrictions, leases, title exceptions, rights of others, charges or other Encumbrances, other than Permitted Encumbrances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and the applicable regulations promulgated thereunder.

         "FIRPTA AFFIDAVIT" means the affidavit in the form of Exhibit C hereto.

         "GOVERNMENTAL AUTHORITY" means any foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

         "INTELLECTUAL PROPERTY" means the following intellectual property rights used or held in, or necessary for the conduct of the business of Seller, as currently conducted or presently contemplated to be conducted: all patents and patent applications; all trademarks (including service marks and trade names other than "Waterlink" or any derivative thereof, whether registered or at common law), Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; copyrights (including registrations and applications for any of the foregoing); Computer Programs; confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively "Trade Secrets"), in each case, including, but not limited to those items listed on
SCHEDULE 2.18(a) hereto.

         "KNOWLEDGE" means, (i) with respect to Waterlink, the knowledge, of any officer of Waterlink, (ii) with respect to Seller, the knowledge, of any officer of Seller, Jeff Arnold, Dale Belschner, Greg Craig, Dave Mitchell, Marsha Sherony and Mike Yang, and (iii) with respect to Purchaser, the knowledge, of any officer of Purchaser.

         "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any change, occurrence or effect that is materially adverse to such Person's assets, business, results of operations or condition (financial or otherwise).

         "PERMITTED ENCUMBRANCES" means only the following title exceptions: (a) taxes either not delinquent or being diligently contested, (b) mechanics', materialmen's or similar statutory liens being diligently contested, and (c) such imperfections of title, easements and encumbrances, if any, as are inconsequential in character, amount or extent and do not detract from the value, or interfere with the present use, of the properties subject thereto.

         "PERSON" means an individual, corporation, limited liability company, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

         "SEVERANCE OBLIGATIONS" means severance or separation obligations payable in cash to a Transferred Employee solely as a result of that employee's termination of employment with Purchaser. The amount of such Severance Obligations with respect to any particular Transferred Employee shall be determined (i) for Phil Thompson, based on his employment agreement with Purchaser, (ii) for any other Transferred Employee who had an Employment Agreement with Seller immediately prior to the Closing, based on the cash severance pay provisions of such Employment Agreement, provided that such amounts shall be payable only if such Transferred Employee's employment with Purchaser terminates prior to the date that is the end of the current term of such Employment Agreement (without giving effect to any renewal provision thereof) or, if no such term is specified, one year following the Closing, and
(iii) for any other Transferred Employee, whose employment with Purchaser is terminated by Purchaser, other than for cause or due to disability, prior to the first anniversary of the Closing Date, based on the following formula: one week of pay for each year of service, with a minimum of four weeks of pay. Notwithstanding the foregoing or anything else contained in this Agreement, in no event shall any retention or "stay" bonus, including any retention or "stay" bonus listed on SCHEDULE 2.6, constitute a Severance Obligation.

         "SUBSIDIARY" means, with respect to any Person, (i) each corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock, share or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity, and (ii) each partnership or limited liability company in which such Person or another Subsidiary of such Person is the general partner, managing partner or otherwise controls.

         "TAX RETURN" means any return, report, statement, schedule, notice, form, information return or other document (including any related or supporting information) filed within or submitted to, or required to be supplied to any authority with respect to Taxes.

         "TAXES" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, provincial, territorial or local or foreign taxing authority, including, but not limited to, income, gross receipts, profits, capital gains, license, stamp, occupancy, water, excise, real or personal property, sales, transfer, documentary, recording, stamp, use, custom duties, capital stock, registration, franchise, payroll, unemployment, severance, employment, disability, value added, business license, withholding, social security or any taxes or governmental charges of any kind whatsoever, including any interest, penalties or additions attributable thereto.

         "THIRD PARTY" means a Person unaffiliated with either Seller Party or Purchaser.

         "THREATENED" means a claim, proceeding, dispute, action or other matter for which a demand or statement has been made in writing or any written notice has been given.

         "TRANSACTION AGREEMENTS" means this Agreement, the Escrow Agreement and the Zickert Distribution Agreement.

         Section 7.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

         Section 7.3 OTHER DEFINITIONAL PROVISIONS. (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         (c) The terms "dollars" and "$" shall mean United States dollars.

                                  ARTICLE VIII

                           SURVIVAL OF REPRESENTATIONS
                    AND WARRANTIES; INDEMNIFICATION; DISPUTES

         Section 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of any party to this Agreement, the representations and warranties of the Seller Parties and Purchaser contained in this Agreement or in any certificate, Schedule, chart, list, letter, compilation or other document furnished or to be furnished pursuant to this Agreement, will survive the Closing for a period of twelve (12) months, except that the representations and warranties contained in Section 2.5 shall survive for a period of twenty-four (24) months. However, as to any breach of or misstatement in, any such representation or warranty as to which the non-breaching party has given notice to the breaching party on or prior to the expiration of such twelve
(12) month period (or prior to the expiration of such twenty-four (24) month period in the case of a breach of the representations and warranties contained in Section 2.5), the same will continue to survive beyond said periods, but only as to matters contained in such notice.

         Section 8.2 THE SELLER PARTIES INDEMNIFICATION. The Seller Parties, jointly and severally, will indemnify and save harmless Purchaser from any and all costs, expenses, losses, damages and liabilities (including, without limitation, reasonable legal fees and expenses) (collectively, the "Damages") incurred or suffered, directly or indirectly, by any of them resulting from or attributable to (i) the breach of, or misstatement in, any one or more of the representations or warranties of the Seller Parties made in or pursuant to this Agreement; (ii) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of the Seller Parties made in or pursuant to this Agreement; (iii) any breach of any covenant or agreement of the Seller Parties contained in this Agreement; (iv) any liabilities of the Seller Parties not expressly assumed pursuant to this Agreement; or (v)(a) the events, circumstances, or conditions described in SCHEDULE 2.20; (b) any Environmental Claim, including without limitation pollution or threat to human health or the environment, that is related in any way to the Assets or either of the Seller Parties' or any previous owner's or operator's management, use, control, ownership or operation of the Assets, or of any plant, facility or real property, regardless of whether formerly or currently owned or leased by either of the Seller Parties, as well as all on-site and off-site activities involving Materials of Environmental Concern, and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment is described in SCHEDULE 2.20; (c) any Environmental Claim against any Person whose liability for such Environmental Claim any of the Seller Parties has or may have assumed or retained either contractually or by operation of law; provided, however, that with respect to any Environmental Claim, Purchaser shall have the right at Purchaser's sole discretion to elect to pursue recovery for any such Damages under this Section 8.2(v). Notwithstanding the foregoing, the obligation of the Seller Parties to indemnify Purchaser under Sections 8.2(iii)-(v) above shall terminate twelve
(12) months after the Closing, except with respect to Taxes not expressly assumed hereunder, which shall not terminate until twenty-four (24) months after the Closing. However, as to any such claim as to which the non-indemnifying party has given notice to the indemnifying party at or prior to the expiration of the applicable period, the same shall continue to survive beyond such period, but only as to matters contained in such notice.

Section 8.3 DEFENSE OF CLAIM. In the event that Purchaser has received actual notice of any claim asserted or any action or administrative or other proceeding commenced in respect of which claim, action or proceeding indemnity properly may be sought against the Seller Parties pursuant to this Agreement, Purchaser will give notice thereof in writing to Seller Parties; PROVIDED, that the failure of Purchaser to give written notice to Seller Parties of any such claim shall not release Seller Parties, in whole or in part, from its obligations under Section
8.2 except to the extent Purchaser's failure to so notify in breach of this Paragraph prejudices Seller Party's ability to (i) defend such third party claim or (ii) mitigate the damages relating to the indemnification claim. Within ten days after receipt of such notice, either Seller Party may give Purchaser written notice of its election to conduct the defense of such claim, action or proceeding at its own expense. If either Seller Party has given Purchaser such notice of election to conduct the defense, such Seller Party may conduct the defense at its expense, but Purchaser will nevertheless have the right to participate in the defense, but such participation will be solely at the expense of Purchaser, without a right of further reimbursement. If Seller Parties has not so notified Purchaser in writing (within the time above provided) of its election to conduct the defense of such claim, action or proceeding, Purchaser may (but need not) conduct (at Seller Parties' expense) the defense of such claim, action or proceeding. Purchaser may at any time notify Seller Parties of Purchaser's intention to settle, compromise or satisfy any such claim, action or proceeding (the defense of which Seller Parties has not previously elected to conduct) and may make such settlement, compromise or satisfaction (at Seller Parties' expense) unless Seller Parties notifies Purchaser in writing (within twenty days (or such shorter period of time if required by the terms of the proposed settlement, but in no event less than five days) after receipt of such notice of intention to settle, compromise or satisfy) of its election to assume (at its sole expense) the defense of any such claim, action or proceeding and promptly take appropriate action to implement such defense. Any settlement, compromise or satisfaction made by Purchaser, or any such final judgment or decree entered in, any claim, action or proceeding defended only by Purchaser, regardless of the amount or terms, will be deemed to have been consented to by, and will be binding on, Seller Parties as fully as though it alone had assumed the defense and a final judgment or decree had been entered in such proceeding or action by a court of competent jurisdiction in the amount of such settlement, compromise, satisfaction, judgment or decree. If either Seller Party has elected under this Section 8.3 to conduct the defense of any claim, action or proceeding, then the Seller Parties will be obligated to pay the amount of any adverse final judgment or decree rendered with respect to such claim, action or proceeding subject to the terms of this Agreement. If either Seller Party elects to settle, compromise or satisfy any claim, action or proceeding defended by it, the cost of any such settlement, compromise or satisfaction will be borne entirely by the Seller Parties and may be made only with the consent of Purchaser, which consent will not be unreasonably withheld. The Seller Parties shall not enter into any settlement, or consent to entry of any judgment, (except with the written consent of Purchaser): (i) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Purchaser a complete release from all liability in respect of such Claim or (ii) the effect of which is to permit any injunction, declaratory judgment, other order of other equitable relief to be entered, directly or indirectly against Purchaser, or admit to any wrongdoing, whether civil or criminal in nature. Purchaser and the Seller Parties will use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 8.3. Notwithstanding anything to the contrary in this Section 8.3, in no event shall Purchaser have the right to participate in, or to consent to a settlement of, any claim, action or proceeding that relates to a consolidated, combined, or unitary tax return of Seller Parties or any of its subsidiaries, since the parties agree that Seller Parties shall have the sole and exclusive right to defend any such claims, actions or proceedings.

         Section 8.4 PURCHASER'S INDEMNIFICATION. Purchaser will indemnify and save harmless the Seller Parties from any and all Damages incurred or suffered directly or indirectly by the Seller Parties resulting from or attributable to
(i) the breach of, or misstatement in, any one or more of the representations or warranties of Purchaser made in or pursuant to this Agreement, (ii) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of Purchaser made in or pursuant to this Agreement; (iii) any breach of an covenant or agreement of Purchaser contained in this Agreement; (iv) the Assumed Liabilities; or (v) the operation of the Assets by Purchaser after the Closing.

         Section 8.5 INDEMNIFICATION LIMITATIONS. (a) Any of the foregoing notwithstanding, (a) neither Purchaser, on the one hand, nor Seller Parties, on the other hand, will have any right to indemnification pursuant to Section 8.2(i) or (ii) or Section 8.4(i) or (ii) unless and until the aggregate Damages indemnifiable by the indemnifying party exceed $150,000, and (b) the total liability of the Seller Parties for indemnification hereunder shall not exceed $10,000,000.



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(b) The obligation of the Seller Parties to indemnify Purchaser for indemnifiable Damages shall be reduced dollar for dollar by the amount of (i) any monies received by Purchaser from any Third Parties including insurance companies, and (ii) any tax benefit actually realized by Purchaser with respect to such Damages net of any reimbursement or other payment obligation of Purchaser with respect to the claim to any third party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.1 EXPENSES. Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other filing fees, costs and expenses incurred by it in connection with the negotiation, preparation and execution of the Transaction Agreements and the consummation of the transactions contemplated thereby.

         Section 9.2 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois without reference to choice of law principles, including all matters of construction, validity and performance. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the State of Illinois, City of Chicago, or, if it has or can acquire jurisdiction, in the United States District Court located in Chicago, Illinois, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         Section 9.3 NOTICES. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement,
(a) when personally delivered, (b) three days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the parties at the following addresses, (c) the next Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses with an acknowledgment of receipt requested, or (d) upon receipt of confirmation of a telephonic facsimile transmission if sent by telephonic facsimile at the following facsimile numbers on a Business Day or, if not sent on a Business Day, on the next succeeding Business Day:

                  If to the Seller Parties, to:

                  Waterlink, Inc.
                  4100 Holiday Street, N.W.
                  Canton, Ohio 44178-2352
                  Attention: President
                  Facsimile: (330) 649-4008

                  with a copy to:



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

                  Benesch, Friedlander, Coplan & Aronoff LLP
                  2300 BP Tower
                  200 Public Square
                  Cleveland, Ohio  44114-2378
                  Attention: Ira C. Kaplan, Esq.
                  Facsimile:  (216) 363-4588

                  and:

                  If to Purchaser, to:

                  Parkson Corporation
                  c/o Axel Johnson Inc.
                  300 Atlantic Street
                  Stamford, Connecticut  06901-3530
                  Attention:  Secretary
                  Facsimile:  (203) 326-5209

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York  10036
                  Attention:  Alan C. Myers, Esq.
                  Facsimile:  (212) 735-2000

Such names and addresses may be changed by notice given to the other parties in accordance with this Section 9.3.

         Section 9.4 AMENDMENT. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller Parties and Purchaser with respect to any of the terms contained herein.

         Section 9.5 EXTENSION; WAIVER. The parties hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

         Section 9.6 ENTIRE AGREEMENT. This Agreement (including the disclosure schedules and the Exhibits attached hereto, all of which are a part hereof) contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes and cancels



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all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder. Purchaser acknowledges that it has no rights under or in connection with this Agreement except as set forth herein.

         Section 9.7 DISCLOSURE SCHEDULES. The disclosure schedules, dated the date hereof, delivered by the Seller Parties to Purchaser and by Purchaser to the Seller Parties are incorporated into this Agreement by reference and made a part hereof. Nothing disclosed in any disclosure schedule shall be deemed to be an admission that such matters are material or are required to be disclosed herein. Certain immaterial items or items that are not entirely responsive to the information required in a schedule may be included in various schedules as further clarification or assistance to the parties in understanding the business and operations of the parties or in consummating the transactions contemplated herein. Matters disclosed in one section of any disclosure schedule, to the extent such disclosure represents an omission from another Section of the disclosure schedule and appears on its face to be applicable to such other Section of the disclosure schedule, shall be deemed to have been disclosed in such Section.

         Section 9.8 HEADINGS; REFERENCES. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles," "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

         Section 9.9 COUNTERPARTS. This Agreement may be executed by facsimile and in one or more identical counterparts and each such counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

         Section 9.10 PARTIES IN INTEREST; ASSIGNMENT. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon Seller Parties and Purchaser and shall inure to the sole benefit of the Seller Parties and Purchaser and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

         Section 9.11 SEVERABILITY; ENFORCEMENT. Except to the extent that the application of this Section 9.11 would have a Material Adverse Effect, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.



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Section 9.12 SPECIFIC PERFORMANCE. The remedy at law for any breach of this
Agreement will be inadequate and any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.


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

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on of the date first above written.

                                    PARKSON CORPORATION

                                    By: /s/William C. Acton
                                    Name: William C. Acton
                                    Title: President

                                    WATERLINK, INC.

                                    By: /s/T. Scott King
                                    Name: T. Scott King
                                    Title: President

                                    WATERLINK SEPARATIONS, INC.

                                    By: /s/ Mark E. Brody
                                    Name: Mark E. Brody
                                    Title: Vice President


                                       36